 Exhibit 4.3

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Original Issue Date: November 26, 2007

Up to $1,000,000.00

$1,000,000 SECURED ORIGINAL ISSUE DISCOUNT DEBENTURE

THIS DEBENTURE is a duly authorized and validly issued Debenture of Corcell, Ltd., a Nevada corporation, having its principal place of business at 9000 W. Sunset Boulevard, Suite 400, Los Angeles, California 90060 (the “Company”), designated up to $1,000,000 Secured Original Issue Discount Debenture (the “Debenture”).

FOR VALUE RECEIVED, the Company promises to pay to Shelter Island Opportunity Fund, LLC or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, by the Maturity Date, the principal sum of $1,000,000.00, or if less than that amount is then outstanding, 108.7% of the aggregate principal amount of the Advances made hereunder and then outstanding, and to pay interest to the Holder on the aggregate outstanding principal amount of this Debenture in accordance with the provisions hereof.  This Debenture is subject to the following additional provisions:

Section 1.

Definitions.  For the purposes hereof, in addition to the terms defined elsewhere in this Debenture, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Securities Purchase Agreement and (b) the following terms shall have the following meanings:

“Advance” means the amount of funds actually advanced by the Purchaser to the Parent pursuant to Section 2(a) of this Debenture.

“Advance End Date” means February _, 2009.

“Bankruptcy Event” means any of the following events: (a) the Company or the Parent commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or the Parent; (b) there is commenced against the Company or the Parent any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or the Parent is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or the Parent suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment; (e) the Company or the Parent makes a general assignment for the benefit of creditors; (f) the Company or the Parent calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Company or the Parent, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Change of Control Transaction” means the occurrence after the date hereof of any of (i) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Parent or the Company, by contract or otherwise) of in excess of 25% of the voting securities of the Parent or in excess of 10% of the voting securities of the Company, or (ii) the Parent or the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Parent or the Company and, after giving effect to such transaction, the stockholders of the Parent or the Company, as the case may be, immediately prior to such transaction own less than 40% of the aggregate voting power of the Parent or less than 90% of the aggregate voting power of the Company or the successor entity of such transaction, or (iii) the Company or the Parent sells or transfers all or substantially all of its assets to another Person, whether in one transaction or in a series of related transactions.

“ Event of Default ” shall have the meaning set forth in Section 6.

“Face Amount” means, at any date, an amount equal to 108.7% of the aggregate outstanding Advances on such date.  The maximum Face Amount of this Debenture is $1,000,000.

“Maturity Date” means the earlier of (i) May 26, 2010 or (ii) the date this Debenture is permitted or required to be paid in accordance with the terms hereof.

“ Maximum Funded Amount ” means $920,000.

“Original Issue Date” means the date of the first issuance of this Debenture, regardless of any transfers of this Debenture and regardless of the number of instruments which may be issued to evidence this Debenture.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP; and (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company  (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien or (z) any lien imposed in connection with the transactions contemplated by the Securities Purchase Agreement dated the date hereof, by and among Cord Blood America, Inc. and the Purchasers therein.

“Prime Rate” means, at any date, the “Prime Rate,” as published in The Wall Street Journal (Eastern Edition) on such date or on the Trading Date immediately preceding such date if such date is not a Trading Date.

“Securities Purchase Agreement” means the Securities Purchase Agreement among the Company, the Parent and the original Holder, dated as of February 14, 2007, as amended, modified or supplemented from time to time in accordance with its terms.

Section 2.

Advances.

a)

Making of Advances. Upon the satisfaction of the conditions set forth in the Securities Purchase Agreement, the Holder may, in its sole and absolute discretion, make Advances to the Company from the Original Issue Date through the Advance End Date in an aggregate principal amount at any one time outstanding not to exceed the Maximum Funded Amount.  The Holder shall not make an Advance if the sum of the aggregate principal amount of the outstanding Advances plus the principal amount of such requested Advance would exceed an amount equal to the Maximum Funded Amount.  Each Advance shall be in an amount equal to $200,000 or an integral multiple in excess thereof, and shall be made on at least twenty Trading Days’ prior written notice.  Each request for an Advance (a “Notice of Borrowing”) shall be made by telephonic or written communication by the Company to the Holder.  The Notice of Borrowing shall specify the proposed amount of such Advance and the Trading Day on which such Advance shall be made.  Prior to the Trading Day on which an Advance is requested to be made in a Notice of Borrowing, the Holder shall notify the Company whether it will make the requested Advance.  If the Holder notifies the Company that it will make a requested Advance, then on the Trading Day specified in the Notice of Borrowing and upon fulfillment of the applicable terms and conditions hereof, the Holder will make the proceeds of such Advance available to the Company by crediting such account of the Company as the Company shall specify to the Holder.  The principal amount of any Advance prepaid or repaid hereunder may not be reborrowed.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS DEBENTURE OR OF ANY OTHER TRANSACTION DOCUMENT, THE HOLDER SHALL HAVE NO OBLIGATION TO MAKE ANY ADVANCE, WHICH ADVANCES SHALL BE MADE IN THE SOLE AND ABSOLUTE DISCRETION OF THE HOLDER.

Section 3

Interest and Payments.

a)

Interest Rate. Interest shall accrue each day on the Face Amount at the rate per annum equal to the higher of (i) the sum of 4.00% plus the Prime Rate on such date or (ii) 11.75%.

b)

Payments of Principal and Interest.  The Company shall pay the Holder interest on the Face Amount monthly, commencing with the last Trading Day of the month immediately succeeding the month in which the first Advance is made hereunder and ending on the Maturity Date. The Company shall pay the Holder the Face Amount in installments monthly, commencing with the last Trading Day of the second month immediately succeeding the month in which the first Advance is made hereunder and on the last Trading Day of each month thereafter until the Maturity Date. The amount of each such monthly installment paid by the Company to the Holder shall be equal to the Face Amount at each such payment date divided by the actual number of months then remaining to the Maturity Date, minus two months.

All accrued and unpaid interest hereon and the Face Amount shall be paid in full on the Maturity Date.

c)

Method of Payment. The Company shall make all payments of principal and interest hereunder in accordance with the Holder’s instructions.

d)

Interest Calculations. Interest shall be calculated on the basis of a 360-day year and shall accrue daily commencing on the Original Issue Date until payment in full of the Face Amount together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made.

e)

Prepayment.  The Company may prepay all or any portion of the Face Amount upon at least two Trading Days’ notice to the Holder by paying the Face Amount desired to be prepaid together with a payment equal to 10% of the amount being prepaid.  At the option of the Holder upon notice to the Company, the Face Amount and all accrued and unpaid interest hereon, shall become due and payable on the date on which a Change of Control Transaction shall have been consummated (it being understood and agreed that absent such notice from Holder, a Change of Control Transaction shall not result in any portion of this Debenture being due and payable).  Any principal amount hereof that is prepaid may not be reborrowed.

Section 4.

 Registration of Transfers and Exchanges.

a)

Different Denominations. This Debenture is exchangeable for an equal aggregate principal amount of Debenture of different authorized denominations, as requested by the Holder surrendering the same.  No service charge will be payable for such registration of transfer or exchange.

b)

Investment Representations. This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Securities Purchase Agreement and may be transferred or exchanged only in compliance with the Securities Purchase Agreement and applicable federal and state securities laws and regulations.

c)

Reliance on Debenture Register. Prior to due presentment for transfer to the Company of this Debenture, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary. The Holder’s records regarding the amount of Advances made and the amount of all payments and prepayments made hereunder shall be conclusive, absent manifest error.

Section 5.

Covenants. As long as any portion of this Debenture remains outstanding, the Company agrees as follows:

a)

it shall not enter into, create incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, unless in any such case, the obligations of the Company with respect thereto are subordinated to the obligations of the Company hereunder on terms satisfactory to the Holder;

b)

other than Permitted Liens, it shall not enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

c)

it shall not amend its charter documents, including without limitation, the certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

d)

it shall not repay, repurchase or offer to repay, repurchase or otherwise acquire any of the Company Stock or Common Stock Equivalents;

e)

it shall not issue any securities, debt or equity, to any Person other than Parent;

f)

it shall not engage in any business other than the storage of cord blood samples or any activities directly related thereto;

g)

it shall not pay cash dividends or distributions on any equity securities of the Company;

h)

it shall not enter into any agreement with respect to any of the foregoing ;

i)

it shall not waive any material right or condition to closing under the Purchase Agreement;

j)

it shall have net income (as calculated in accordance with GAAP) of at least $1.00 for each of its fiscal quarters;

k)

it shall, at all times, have gross margins (as calculated in accordance with GAAP) on its business of storing cord blood for the immediately preceding 90 days of at least 70% in 2007 and at least 75% in each year thereafter;

l)

it shall, at all times, maintain a total cash balance in one or more savings accounts with a recognized financial institution of not less than $50,000;

m)

it shall have a net operating loss (as calculated in accordance with GAAP) of not more than $700,000 for the 12-months ended December 31, 2007, and EBITDA (as calculated in accordance with GAAP) of not less than $1.00 in each calendar year thereafter;

n)

it shall have average monthly revenue from the storage of cord blood in amounts equal to or exceeding the amounts set forth below for each of the periods indicated:

Average Monthly Revenue	Fiscal Quarter
$75,000	Ended September 30, 2007 and December 31, 2007
$87,500	Ended March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008 and each fiscal quarter thereafter

o)

during each calendar month, less than 1.00% of the Company’s invoices for storage samples with respect to periods after the Original Issue Date shall be more than 120-days past due; and

p)

it shall furnish Holder not later than five Business Days after the end of each calendar month with the Company’s financial statements as at and for the period ended on the last day of the immediately preceding month.

Section 6.

Events of Default.

a)

“Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.

any default in the payment of (A) the principal amount of this Debenture or (B) interest or other amounts owing to the Holder on this Debenture, within two Trading Days as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise);

ii.

the Company or the Parent shall fail to observe or perform any other covenant or agreement contained in this Debenture or any other Transaction Document to which it is a party which failure is not cured, if possible to cure, within the earlier to occur of (A) three Trading Days after notice of such failure sent by the Holder and (B) four Trading Days after the Company or the Parent, as the case may be, has become or should have become aware of such failure;

iii.

a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents or (B) any other material agreement, lease, document or instrument to which the Company or any Subsidiary is obligated (and not covered by clause (vi) below);

iv.

any representation or warranty made in this Debenture, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

v.

the Company or Parent shall be subject to a Bankruptcy Event;

vi.

the Company or Parent shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $25,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

vii.

the Common Stock shall not be eligible for listing or quotation for trading on a Trading Market and shall not be eligible to resume listing or quotation for trading thereon within seven Trading Days; or

viii.

any monetary judgment, writ or similar final process shall be entered or filed against the Company or Parent or any of their respective property or other assets for more than $50,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days.

b)

Remedies Upon Event of Default. If any Event of Default occurs, the Face Amount plus accrued but unpaid interest and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable.  Commencing after the occurrence of any Event of Default, interest on the Face Amount shall accrue at an interest rate equal to 18.00% per annum.  In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law and the Transaction Documents.  Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Debenture until such time, if any, as the Holder receives full payment pursuant to this Section 5(b).  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 7.

Miscellaneous.

a)

Notices.  Any and all notices or other communications or deliveries to be provided by the Holder hereunder shall be delivered as set forth in the Securities Purchase Agreement, provided that copies of any notices sent to the Company shall also be sent to Sichenzia Ross Freidman Ference LLP,  61 Broadway, New York 10006, attention Darrin Ocasio, Esq.

b)

Absolute Obligation. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and accrued interest, as applicable, on this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed.  This Debenture is a direct, unconditional, secured and senior debt obligation of the Company.

c)

Lost or Mutilated Debenture.  If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, reasonably satisfactory to the Company.

d)

Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof.

e)

Waiver.  Any waiver by the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture.  The failure of the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture.  Any waiver by the Holder must be in writing.

f)

Severability.  If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g)

Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h)

Headings.  The headings contained herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

CORCELL, LTD.

By:	/s/
Name:
Title:

Schedule 1

                                                      CONVERSION SCHEDULE

The ____________ % Convertible Debentures due on ________, in the aggregate principal amount of $____________ issued by ____________.  This Conversion Schedule reflects conversions made under Section 5 of the above referenced Debenture.

Dated:

Date of Conversion (or for first entry, Original Issue Date)	Amount of Conversion	Aggregate Principal Amount Outstanding Subsequent to Conversion (or original Principal Amount)	Company Attest